Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

EPIX MEDICAL, INC.

It is hereby certified that:

1.             The name of the corporation (hereinafter called the “Corporation”) is EPIX MEDICAL, INC.

2.             The Certificate of Incorporation of the Corporation was filed on November 28, 1988 under the name Metacorp, Inc.  A Certificate of Amendment to Certificate of Incorporation was filed on May 4, 1989 to change the name of the Corporation to Metasyn, Inc.  A Certificate of Amendment to the Restated Certificate of Incorporation filed on May 29, 1996 was filed on November 13, 1996 to change the name of the Corporation to EPIX Medical, Inc.  Thereafter a Restated Certificate of Incorporation (“Restated Certificate”) was filed on February 4, 1997.  A Certificate of Amendment to the Restated Certificate was filed on May 3, 2000.  The said Restated Certificate as amended is hereby further amended to change the name of the Corporation by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

“FIRST:  The name of the Corporation is EPIX Pharmaceuticals, Inc.”

3.             The amendment of the restated certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Senior Vice President, Finance and Administration and Chief Financial Officer on the 7th day of September, 2004.

/s/ Peyton J. Marshall
Peyton J. Marshall
Senior Vice President, Finance and Administration and Chief Financial Officer